Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Overview

You should read the following discussion together with the financial statements and the related notes to those financial statements contained in Exhibit 99.1 of this Current Report on Form 8-K. We have prepared the financial statements in accordance with UK GAAP. UK GAAP differs in certain significant respects from US GAAP. For a discussion of the differences between UK GAAP and US GAAP as they apply to us, see Note 27 to our audited financial statements included in Exhibit 99.1 of this Current Report on Form 8-K.

Some of the information in the review set forth below includes forward-looking statements that involve risks and uncertainties. See Exhibit 99.3 of this Current Report on Form 8-K for a discussion of important factors that could cause actual results to differ materially from the results described in the forward-looking statements contained in the review set forth below.

Turnover

We are one of the leading UK providers of managed network communications services. We are an indirect wholly owned subsidiary, and the principal UK telecommunications business, of Global Crossing. We derive turnover primarily from two types of customers: commercial customers and carrier customers (which include mobile network operators).

The table below sets forth our turnover from both of these bases for the three years ended December 31, 2003 and for the nine months ended September 30, 2003 and September 30, 2004. The table below allocates contracts between carrier and commercial based on the determination of their classification as of December 31, 2003.

	Year ended December 31,			Nine months ended September 30,
	2001	2002	2003	2003	2004
	(as restated)			(unaudited)
	(in millions)
Carrier	£71.7	£44.5	£50.9	£38.5	£26.4
Commercial	£207.2	£215.9	£235.8	£176.4	£176.1

For the years ended December 31, 2001, 2002 and 2003, turnover from commercial customers represented 70.8%, 82.3% and 81.9%, respectively, of our total turnover. For the nine months ended September 30, 2003 and September 30, 2004, turnover from commercial customers represented 81.7% and 86.7%, respectively, of total turnover.

Over the periods reflected in the table above, our primary focus has been on maintaining and expanding our existing base of commercial customers, which we believe allows us to preserve a recurring turnover stream and stable margins. We believe that our managed service portfolio helps ensure that we retain our integrated partner status with our customers as they develop and deploy their telecommunications strategies. For example, we renewed almost every one of our commercial customer contracts due for expiration during our parent company’s chapter 11 proceedings and in fact grew commercial turnover over that period. Our commercial customers are typically large organizations with significant annual telecommunications budgets which, along with the long-term nature of the contracts, have provided us with significant recurring turnover.

Accordingly, we intend to continue this focus and expect to maintain turnover from commercial customers at over 80% of total turnover for the foreseeable future. In addition, due to certain strategic initiatives recently adopted by our parent company, we expect that the proportion of turnover that we derive from our commercial customers over the near to mid-term will increase as a result of a reduction in the amount of carrier services that we sell. We believe that we will be able to maintain our overall gross margins as this turnover mix changes because, in general, we derive higher gross margins from our commercial customer base than from our carrier customer base. We anticipate that this margin will stabilize even as we experience an expected reduction in overall turnover as a result of this strategic initiative. Nevertheless, as a secondary focus, we will continue to offer predominantly data services to carrier customers where we believe the terms are sufficiently attractive.

The industry in which we compete is experiencing significant pricing pressure from customers. This pricing pressure is currently more prevalent in the carrier sector, but we experience it in our commercial customer relationships as well. Although we benefit generally from stable turnover from our long-term commercial contracts, these customer relationships remain dynamic and we often re-negotiate prices for our services even when a contract is not yet up for renewal. When this happens, we typically take advantage of the opportunity to increase the services available under the contract or to provide for migration to a single Internet Protocol, or IP-based, platform as part of our migration strategy, which we believe leads to increased turnover. Some of our long-term contracts contain built-in mechanisms pursuant to which our customers benefit from price reductions. In these cases, too, we attempt to provide additional services or migration under the contract in order to help offset the effect of pricing pressure and typically we have been successful in this respect.

We have commenced, and intend over the next three years to complete, the migration of our entire customer base from legacy voice and data services to IP-based services. We are currently developing a platform that integrates voice, data and video services on a fully converged basis. We anticipate that these business plans will increase our total turnover and enable us to realize network and operating efficiencies. The migration also allows our customers to re-sign or extend the scope of their contracts and to purchase services at lower unit costs than they currently pay for legacy services.

Cost Control Initiatives

We have achieved cost reductions over the financial periods discussed in this section from two primary sources:

•	a financial restructuring that involved headcount reductions and decreases in other operating expenses; and

•	reductions in our cost of access charges, which comprise the most significant portion of our operating expenses.

The financial restructuring began in early 2001, the major part of it was implemented in 2002 and it is now completed. The cost of access reductions occurred from late 2002 to the first half of 2004 as a result of certain regulatory changes and from internally generated cost reduction projects. We intend to garner additional cost savings from similar cost of access reduction initiatives in the future.

Our Financial Restructuring

In the late 1990s and continuing into 2000, the industry in which we operate experienced rapid growth and generally projected even faster growth into the foreseeable future. At that time, we and most of our competitors believed that customer acquisition and network reach were the highest priorities for growing businesses in our industry. When Global Crossing acquired Racal in November 1999, Racal employed over 1,000 people. In addition, Global Crossing employed several hundred people in the United Kingdom who subsequently became part of our company. Because of the anticipated growth, we continued to add headcount to build our network and to acquire customers during this time.

By late 2000, it was clear that industry growth would be much slower than projected and we began to re-evaluate our projections and our priorities. By early 2001, we concluded that we no longer required the extensive organizations that we had created to expand the network and to pursue a wide range of customers. Based on that conclusion, we undertook a series of headcount reductions beginning in late 2001. While we completed the majority of this activity by March 2002, we have continued it at a reduced level through the present time. We reduced headcount from a peak in late 2000 of approximately 1,500 full-time employees and contractors to approximately 650 full-time employees and contractors at December 31, 2002, to approximately 610 full-time employees and contractors at December 31, 2003, to our headcount of 589 full-time employees and contractors at September 30, 2004. Although we are not currently planning any large-scale redundancy programs, we have limited our recent hiring to essential replacements and turnover-earning vacancies and the addition of some key financial personnel.

In addition to headcount reductions, our financial restructuring involved a process of aggressive reductions in discretionary spending. We greatly reduced our independent IT and product development function, moving this to a global function and thereby getting significant benefits from scale. We also undertook a real estate consolidation program and a rationalization of amounts paid for external professional fees.

Primarily as a result of this restructuring of our business plan:

•	our administrative expenses decreased each year from the year ended December 31, 2001 to the year ended December 31, 2003 by an aggregate amount of £75.5 million (exclusive of an impairment charge of £66.4 million recorded in 2001 as a result of our financial restructuring), or 58.1%; and administrative expenses decreased from the nine months ended September 30, 2003 to the nine months ended September 30, 2004 by £7.2 million, or 16.5%; and

•	our distribution costs decreased each year from the year ended December 31, 2001 to the year ended December 31, 2003 and by an aggregate amount of £12.4 million between the year ended December 31, 2001 and the year ended December 31, 2003, or 56.3%; however, our distribution costs increased from the nine months ended September 30, 2003 to the nine months ended September 30, 2004 by £0.4 million, or 5.8%, largely as a result of a general salary increase for our sales force.

Cost of Access Reductions

In addition to cost savings from our financial restructuring, we have achieved improvements in operating performance over the periods presented through:

•	a reduction in the absolute amount of cost of access charges as well as a reduction in the portion of our total cost of services made up of cost of access, in each case as a result of regulatory developments; and

•	internally generated cost reduction projects, which have included the elimination of multiple circuits on a single node, improving efficiency of termination and correlation projects that identify costs relating to circuits relating to discontinued services.

We have a cost of access management team that develops and executes cost reduction initiatives in order to make incremental improvements in lowering our cost of access in an effort to maintain or improve our gross margins.

Regulatory Initiatives

We improved our operating performance through the adoption in mid-2002 of a wholesale leased line product by BT, called Partial Private Circuits, or PPCs. PPCs are the circuits from the point of interconnection with BT to the customer location. The introduction of this product, which BT must now make available to us and other competitors and which uses cost-based pricing, followed extensive regulatory lobbying by the industry, including by us. We estimate that, on a circuit-by-circuit basis, we save approximately 30% off the cost of a retail leased line by switching it to a PPC.

BT continues to develop the PPC product type in response to both bilateral and industry-wide initiatives and we expect that these developments will be useful to us during the course of 2005 and beyond. We have already switched a substantial majority of our leased lines to PPCs and we intend to continue to transition further leased circuits, which we expect will result in continued cost of access reductions. Although the transition to PPCs requires some amount of capital expenditure, we do not consider it to be material to our overall results of operations.

In addition to PPCs, by utilizing the carrier pre-select product from BT, we have been able to reduce our termination charges for retail telephony services in the United Kingdom by approximately 75%.

With the support of other regulatory initiatives, we believe there are further savings opportunities relating to the existing regulatory cost structure. In September 2004, OFCOM regulations mandated a significant reduction in termination charges. Specifically, during a trial period until March 31, 2006,

Vodafone and O2, which operate GSM networks in a specified band, have been required to reduce their average termination charges from around 8 pence per minute to 5.63 pence per minute. Similarly, T-Mobile and Orange, which operate GSM networks in a different specified band, have been required to reduce their average termination charges from around 9.5 pence per minute to 6.31 pence per minute. Mobile operators have been permitted to continue to vary the charges by time of day.

We intend to continue to be active in the regulatory field by engaging with OFCOM, government officials and politicians as appropriate, directly on our own account, through various EU institutions and through our participation in industry-wide forums. OFCOM is currently conducting a strategic sector review that will establish policy in relation to several of their high-level objectives. We expect a number of significant developments in the telecommunications regulatory scheme as a result. Consistent with our past experience, we anticipate that we will be able to influence these developments in a manner that fosters a fairer environment for industry participants such as us.

OFCOM has indicated that policy focus is intended to support the growth of greater competition, innovation and investment certainty in the UK telecommunications sector. The proposals are intended to prepare the ground for a new regulatory framework as the market undergoes a move away from the traditional switched-circuit fixed line networks towards next-generation networks based on IP.

This strategic review is expected to target further sector-specific regulation at areas where competition has yet to develop and OFCOM has indicated that it will be concentrating effort on ensuring equality of access by competing operators to enduring monopoly facilities and processes.

However, while a number of future regulatory measures are expected to be beneficial to us, including the continuation of price-capping regimes in relation to PPC charges and call termination and transit charges, there is much less certainty regarding the future interworking arrangements for next-generation IP networks. Industry participants have already begun to consider what pricing model will eventually be determined by OFCOM and this may or may not result in an outcome that is beneficial to us.

Internal Cost Reduction Projects

We have also reduced our cost of access by implementing certain internal programs. Our aggregation projects focus on the elimination of multiple circuits on a single node in favor of a single circuit that can handle the same or a greater amount of traffic on a more cost-efficient basis. In 1999, we introduced “Project Reach,” which is based on cost-effective establishment of retail interconnections with BT. Finally, our “correlation” initiatives involve assuring that we are not operating and incurring costs related to circuits for discontinued services as well as combing our leased line database for potentially redundant circuits that can be terminated.

Effect on Margins

In part because of the cost of access reductions discussed above and our changing services mix between carrier and commercial services, our gross profits were £59.2 million for the year ended December 31, 2001 (excluding discontinued operations), £42.4 million for year ended December 31, 2002 and £88.9 million for the year ended December 31, 2003. For the nine months ended September 30, 2003 and September 30, 2004, our gross profits were £61.9 million and £57.8 million, respectively.

UK GAAP requires that we include in cost of sales such items as expenses under operating leases for leased lines and other customer-specific equipment and related depreciation, amortization and third-party maintenance. These would not be included in our costs under US GAAP and are not typically included by companies in our industry. Accordingly, we utilize margin after cost of access when comparing our performance to gross margins of other companies.

Margin after cost of access is turnover after deducting our cost of access expressed as a percentage of turnover. Our cost of access was £135.7 million (from continuing operations), £126.7 million and £109.2 million for the years ended December 31, 2001, 2002 and 2003, respectively. Accordingly, in part because of the cost of access reductions discussed above, we recorded margins after costs of access from continuing operations of 52.5%, 51.7% and 62.1%, respectively, for these years. For the nine months ended September 30, 2003 and September 30, 2004, costs of access were £85.1 million and £74.7 million, respectively, with margins after cost of access of 61.0% and 63.2%, respectively.

Largely because of the restructuring process and the cost control initiatives discussed above, we experienced a turnaround from an operating loss of £158.4 million in 2001 (excluding discontinued operations losses of £0.8 million), to an operating loss of £43.0 million in 2002 (excluding discontinued operations losses of £1.3 million), to an operating profit of £24.8 million in 2003, or an 8.6% operating margin in 2003. For the nine-month periods ended September 30, 2003 and September 30, 2004, operating profit was £11.1 million and £13.8 million, respectively, with operating margins of 5.2% and 6.8%, respectively.

Long-Term Contracts

Turnover from commercial customers with which we have a multi-year contractual relationship provided 72.1% of our turnover in 2003 and 75.8% of our turnover for the nine months ended September 30, 2004. In total, turnover from commercial customers represented 81.9% of our 2003 turnover and 86.7% of our turnover in the nine months ended September 30, 2004. We typically base our negotiated prices on a variety of factors such as service levels, unit volumes, diversity requirements and network management needs. With a few exceptions, we do not usually negotiate a minimum or threshold turnover or usage base in these contracts. In addition, our customer relationships are dynamic and we often renegotiate on the basis of price even when a contract is not yet up for renewal. Moreover, some of our long-term contracts contain built-in mechanisms pursuant to which our customers benefit from price reductions. However, in general, we are able to maintain overall turnover and margins by including additional services and promoting the migration to next-generation networks which can be more effectively run on a more cost-effective basis.

Cash Generating Business

In each of the years ended December 31, 2002 and 2003, we were a cash generating business with cash flow from operating activities in each of the 2002 and 2003 financial years of £70.4 million and £61.8 million, respectively, and in the nine months ended September 30, 2003 of £34.6 million compared to £40.9 million for the nine months ended September 30, 2004. In 2001, prior to full implementation of our financial restructuring, we had an outflow of cash from operations of £30.4 million. Before our financial restructuring, we used significant amounts of cash in order to build out our network. At the time we began our financial restructuring, which was based on a determination that there was no need to further expand our network, we significantly reduced our capital expenditures, which for each of 2001, 2002 and 2003 were £98.7 million, £55.1 million and £28.2 million, respectively, and for the nine months ended September 30, 2003 and September 30, 2004 were £21.8 million and £6.5 million, respectively. With a network that is substantially complete, we are able to add customers and services with moderate incremental capital expenditure, helping us to maintain our margins despite a competitive environment.

Our parent company required that our management focus on cash performance during its chapter 11 bankruptcy proceedings and we have continued this focus even after the chapter 11 proceedings ended. We maintain daily reporting of our cash position and measure our performance against our expected cash flows weekly. The expected impact on short-term and long-term cash performance is a critical topic in each significant business decision, including when we negotiate new and renegotiate existing contracts with customers.

Trends and Factors Affecting Future Results

We believe that the most important factor affecting our future results will be our ability to maintain our existing customers, particularly our large commercial customers. We have long-term contracts with the majority of our commercial customers and our ability to renew those contracts will be a primary factor in our financial success. Growing our relationships with our existing customers and migrating them to IP-based platforms are other important factors in growing our turnover.

Our strategy for addressing the pricing pressure that our industry is currently experiencing will be an important factor for our financial success. Although we are experiencing this in both the carrier sector and the commercial sector, it is more prevalent in the carrier sector. However, our primary focus is on our commercial customers, and so we anticipate that we will be less affected by these pricing trends than we otherwise would be.

In order to acquire new customers, we believe that a key success factor will be our ability to build cooperative relationships with system integrators, or SIs. Large commercial organizations are increasing their use of SIs to coordinate or manage the outsourcing of their telecommunications services. SIs have assisted us in pursuing new customers and have allowed us to bundle our services with equipment or applications that they provide. We currently serve several very large customers through SI relationships and we will need to continue improving our ability to partner with successful SIs in order to win significant new commercial customers.

Results of Operations

Turnover

Turnover, which excludes discounts, value added tax and similar sales taxes, represents the amount receivable in respect of telecommunications services, including network and other services, long-term IRU agreements, and installation services which are accounted for on the accrual basis, to match turnover with provision of service.

Network and Other Services.    Network services are generated from the sale of transmission of voice, data, IP traffic and short-term network capacity. Turnover from network services is recognized in the period the services are utilized by the customer. Other services are generated from design and deployment of customer premises equipment, maintenance and network management for commercial customers. Turnover from the provision of other services which are contracted to be performed continuously over the contract term is recognized evenly over the period of each contract. For services invoiced in advance, amounts are deferred until provision of the service. We assess whether turnover should be recorded gross as principal or net as agent, based on the features of such arrangements, including whether we hold ourselves out as an agent, establish the price, provide customer remedies, perform part of the service and assume the credit risk.

Long-Term IRU Agreements.    Sales of network capacity and dark fiber to third parties pursuant to long-term IRU agreements are accounted for as turnover and recognized at the time of delivery and acceptance where substantially all the risks and rewards have transferred to the customer. Indicators of such transfer include the purchaser’s right of use is exclusive and irrecoverable, the asset is specific and separable, the term of the contract is for the major part of the asset’s useful economic life, the attributable costs of carrying value can be measured reliably, and no significant risks are retained by us. During the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2003 and September 30, 2004, there were no IRU agreements meeting these turnover recognition requirements and, accordingly, turnover is recognized in a manner consistent with service contracts.

Installation Service.    We amortize turnover related to installation services over the longer of the contract period or average expected customer relationship. We are charged initial connection fees when taking on new ISDN/PSTN circuits from local loop suppliers, predominantly (though not solely) from BT. These circuits are purchased by us solely and specifically for the purposes of providing connectivity over the final leg of the connection between a customer’s premises and our network.

Non-monetary Transactions.    Turnover from contracts involving the provision of capacity in exchange for receiving capacity or other services is not recognized on the basis that the capacity does not have a readily ascertainable market value.

Cost of Sales

Our cost of sales consists of four primary components, including:

•	cost of access (including for rights-of-way and wayleaves);

•	customer-specific costs for operating leases and cost-plus arrangements;

•	depreciation and amortization of installation costs; and

•	third-party maintenance costs.

Cost of access is the cost associated with transporting traffic to and from our customers’ premises to the closest point of entry on our network or between points of presence on our network where we require additional capacity or service protection. These costs are the largest component of our cost structure, accounting for over 50% of our cost of sales in all of the financial periods discussed in this section.

We purchase access services in several forms, including:

•	we enter into fixed-cost leases to secure dedicated connections to our network for managed service customers, including “local loop;”

•	we pay minute-of-use, or MOU, charges for international voice services;

•	we pay MOU charges for domestic local service providers to terminate both local and long-distance calls that originate on our network; and

•	we pay to lease facilities, both domestic and international, to supplement and strengthen our network or improve our network reach.

In the case of fixed cost leases, local loop suppliers (predominantly BT) charge initial connection fees when we take on new ISDN/PSTN circuits from them and we treat these fees as prepaid costs and amortize them as expenses on a straight-line basis over the required lifetime of the contract, or two years, whichever is longer. We accrue and recognize our other costs of sales in line with recognition of the related turnover.

We also include expenses in respect of rights-of-way and wayleaves in our cost of access. These costs arise both as a result of our existing network and when we add additional capacity.

Customer-specific costs relate primarily to the cost of leasing customer-specific equipment for commercial customers who are purchasing our services under long-term contracts. This includes voice equipment for certain of our managed voice customers. Other costs included in this category are cost-plus arrangements.

Depreciation expenses that fall under our cost of sales category include charges relating to the depreciation of technical property and equipment, principally telecommunications equipment like switches, IP routers, add-drop multiplexers, transmission equipment and customer premises equipment, as well as software, computer equipment, terrestrial cable and fiber and leasehold improvements. Amortization expenses consist of amortization of installation costs.

Third-party maintenance costs are costs we pay to unaffiliated companies to provide maintenance services for the portion of our network which we either own or have acquired under a long-term right of use. The majority of these expenses relate to the cost of maintaining customer-specific equipment for managed service commercial customers. We also contract for the maintenance of our network including that which lies along railway routes.

Distribution Costs

Our distribution costs consist of the fixed and variable compensation we pay to our sales force and the overhead associated with our sales offices and marketing efforts. This overhead includes selling and distribution expenses arising from advertising and marketing, professional services and office expenses and facilities costs.

Administrative Expenses

Administrative expenses include the salaries we pay to our employees, excluding salaries for our sales force which is recorded under Distribution Costs, and the overhead costs associated with our headquarters and back- office activities. This overhead includes administrative expenses arising from professional services, advertising and marketing, office expenses and facilities costs and depreciation. A portion of these costs result from the worldwide allocation management fee referred to under “—Relationship with our Parent Company and its Affiliates—Operational Relationships.”

Finance Charges, net

Our net finance charge consists of the interest we pay on our capital leases, offset by the interest we earn on our bank deposits and receive on our finance leases out. We pay no interest on our inter-company loans. For the nine months ended September 30, 2004, net finance charges also include interest under the STT bridge facility. Other than the inter-company loans that we owe and the STT bridge facility, our only other debt consists of capital leases. Network fiber over the railway and telecommunications equipment are subject to finance leases and we incurred £3.4 million, £4.0 million and £3.4 million in finance charges under such leases in the years ended December 31, 2001, 2002 and 2003, respectively, and £2.7 million and £3.8 million in finance charges under them for the nine months ended September 30, 2003 and September 30, 2004, respectively.

Tax

For the years ended December 31, 2001 and 2002, our taxable activities operated at a loss which, when combined with prior period losses, created tax losses that we have carried forward. In 2003, we operated at a profit but were able to eliminate all of our tax liability for that year by using a portion of the losses carried forward from these prior years. After making use of that portion of these net operating loss carry-forwards, we continued to have as at December 31, 2003 a net operating loss carry forward of £179.3 million for tax purposes. We do not believe that there is any restriction under current law or regulations that will limit our ability to continue carrying these net operating losses forward or to apply them to offset future taxable income.

Comparison of Financial Results

Our financial statements for the year ended December 31, 2001 report a charge of £66.4 million reducing the value of our tangible fixed assets. We took this charge in accordance with FRS 11, which requires companies to reduce the carrying value of their assets when an analysis of a company’s forecasted cash flows and the market value of its assets reveal that it is unlikely to recover the cost recorded on its books. We measure the impairment loss by the amount by which the carrying amounts of the assets exceed their fair value. We undertook a similar impairment review for the year ended December 31, 2002 and concluded that no charge was required. We updated the review for the year ended December 31, 2003 and we concluded that no additional charge is required for that year.

During 2002, we novated certain service purchase agreements to another group company. Through 2001, while we were the party contracting these services, we recognized turnover and cost of sales for the provision of these services to other group companies. In connection with the novation of these contracts, we revised the allocation of costs among the group companies and the method of charging these amounts. As a result, after 2001, we recognize the net amount of these transactions with other group companies as an offset to cost of sales.

Comparability of our year-on-year financial results is also affected by the fact that we sold our cellular business to a third party in January 2002 and, as a result, treated it as a discontinued operation in accordance with UK GAAP in the results for the years ended December 31, 2001 and December 31, 2002.

International Financial Reporting Standards

For financial years starting on or after January 1, 2005, in accordance with EU regulations we will be required to prepare our consolidated financial statements in accordance with International Financial Reporting Standards, or IFRS. We intend to initiate a project to manage the transition from UK GAAP to IFRS and have begun the process of interpreting the accounting standards that will apply from 2005 onwards, setting our future accounting policies in accordance with IFRS and identifying the detailed accounting and disclosure requirements that may necessitate changes to our financial information systems. As this project is still being planned, we are not, as yet, in a position to quantify the full effect of the differences between IFRS and UK GAAP on our results or financial position.

Relationship with our Parent Company and its Affiliates

Operational Relationships

We have a number of operating and financial relationships with our parent company and its affiliates, or the parent company group. For example, we have historically assisted the parent company group in terminating voice traffic within the UK while the parent company group assists us with terminating international voice traffic. We benefit from a broad range of corporate functions conducted by the parent company group, including senior management activities, human resources, corporate development and other functions and services. In addition, we share certain portions of our network with the parent company group as well as certain personnel who may have functional responsibilities for both our business as well as our parent’s European and global businesses. Lastly, we share tax losses accrued by us and some of our affiliates with other UK affiliates of our parent company.

The costs of these functions and services have been historically allocated on the basis that we believe it is a reasonable reflection of the utilization of each service provided or the benefit received by each subsidiary of our parent. The allocated costs, while reasonable, may not necessarily be indicative of the costs that would have been incurred by us if we had performed these functions or received these services as a stand-alone entity. In connection with the GCUK debt financing described in this Current Report on Form 8-K, we will enter into a series of inter-company agreements in order to document more clearly the way in which we govern these relationships. Under the terms of these agreements, all services that the parent company have in the past provided to us will continue to be available to us on a non-exclusive basis and the pricing for each of these services will be based on a formula that allocates costs based on actual use, market prices or on our percentage of the overall group turnover or assets, as applicable. Payments of amounts under the agreements are subject to an annual limitation, although any amounts exceeding that limitation will be permitted to be paid if such amounts are permitted under the indenture governing the notes to be issued in the GCUK debt financing. In some cases, the costs of these services will be borne solely by our parent company. We also plan to enter into other inter-company agreements with our parent company including relating to allocating costs of shared resources and voice termination.

These formulas may be changed from time to time, so long as they remain within the Transfer Pricing Guidelines for Multinational Enterprises and Tax Administration of the Organization for Economic Co-operation and Development, or OECD, guidelines. Under the agreement, the formulae allocating costs may be changed from time to time, so long as such formulae remain within the OECD guidelines. As the intention of these agreements is generally to formalize the arrangements currently in place, we do not expect the new agreements to have a material impact on our cost structure. The amounts of actual costs charged to us, however, are subject to actual usage, our ability to change the method of allocation in accordance with OECD guidelines and the application of the limitations provided for in the Corporate Services Agreement, one of the inter-company agreements.

We have historically included an annual worldwide allocation management fee in our financial statements under “Administrative expenses” for any administrative service that our parent company or its affiliates provided (such as legal or IT services). We will continue to account for the net financial effect of these services in that line item.

Financial Relationships

Our old parent company and a number of its subsidiaries commenced bankruptcy proceedings in January 2002 and our parent company subsequently emerged from those proceedings in December 2003. However, we were not part of those proceedings and continued to fulfil our financial obligations. As a result of these bankruptcy proceedings, and pursuant to the plan of reorganization, inter-company claims against these companies were substantially eliminated and discharged by offset, distribution, cancellation or contribution of these claims, which resulted in the forgiveness of significant inter-company debtor and creditor balances. As of December 31, 2003 (the end of the month during which the bankruptcy proceedings were concluded), our inter-company debts were reduced by £162.3 million and our inter-company receivables from other members of the group excluding our parent (totaling £24.8 million) were eliminated.

We also serve as a source of funding for our parent company and its affiliates. Since the second quarter of 2003, we have periodically upstreamed a portion of our positive cash flow to our parent company and its affiliates. We will use $125.0 million of the net proceeds of the GCUK debt financing to settle the

STT bridge facility and will upstream the remainder to our immediate parent company, Bidco, in order partially to repay loans from Bidco to us. Bidco will waive the remaining amount of these loans such that there will be no inter-company loans outstanding after the GCUK debt financing is completed. We intend to continue to serve as a source of funding for our parent company and its affiliates. Subject to the covenants in the notes to be issued in the GCUK debt financing, we will periodically upstream our excess cash flow through loans or dividends.

Parent Company Restatement

In the course of preparing its financial statements for the first quarter of 2004 in early April 2004 and after the filing of its 2003 annual report with the SEC, management of our parent company became concerned about the adequacy of its accrued cost of access liabilities. Our parent company immediately undertook extensive procedures to quantify and understand the reasons for the apparent accrual shortfall and promptly reported the situation to its audit committee. On April 29, 2004, our parent company filed a report with the SEC indicating that Grant Thornton LLP, the auditors of its financial statements for the periods from January 1, 2001 through December 31, 2003, had withdrawn its reports on our parent company’s financial statements and that its reports could no longer be relied upon. On October 8, 2004, our parent company restated its previously issued financial statements for the year ended December 31, 2003 and for the related interim periods and Grant Thornton reissued its audit reports. The restatements resulted in certain increases in the cost of access liabilities and in our parent company’s reported cost of access expense.

Our parent company retained a major US accounting firm to conduct an independent investigation of the facts and circumstances surrounding the underestimate of the cost of access liabilities and expenses and the causes that may have given rise to it, including, if relevant, associated internal control issues and issues of management integrity. Based upon the investigative procedures it performed, the accounting firm observed that our parent company had in place detailed processes and procedures for its cost of access accounting and that the issues surrounding the cost of access accounting in North America did not appear to exist in its operations in Europe, including in our company.

Results of Operations

The following table summarizes our profit and loss account for the years ended December 31, 2001, 2002 and 2003 and for the nine months ended September 30, 2003 and 2004.

	Year ended December 31,			Nine months ended September 30,
	2001	2002	2003	2003	2004
	(as restated)			(unaudited)
	(in thousands)
Turnover
Continuing operations	£285,895	£262,279	£288,020	£215,806	£203,101
Discontinued operations	6,992	—	—	—	—

	292,887	262,279	288,020	215,806	203,101
Cost of sales	(233,735)	(219,835)	(199,124)	(153,921)	(145,286)

Gross profit	59,152	42,444	88,896	61,885	57,815

Operating expenses:
Distribution costs	(22,073)	(12,276)	(9,647)	(7,109)	(7,524)
Administrative expenses	(129,874)	(74,531)	(54,424)	(43,645)	(36,447)
Exceptional fixed asset impairment	(66,374)	—	—	—	—

	(218,321)	(86,807)	(64,071)	(50,754)	(43,971)

Operating profit/(loss)
Continuing operations	(158,376)	(43,027)	24,825	11,131	13,844
Discontinued operations	(793)	(1,336)	—	—	—

	(159,169)	(44,363)	24,825	11,131	13,844
Finance charges, net	(1,789)	(1,406)	(3,753)	(2,928)	(4,754)
Tax	—	—	—	—	—

Profit/(loss)	£(160,958)	£(45,769)	£21,072	£8,203	£9,090

Depreciation & amortization:
Cost of sales	£43,799	£37,621	£38,217	£28,639	£34,113
Selling & distribution	409	—	—	—	—
Administrative expenses	6,456	5,532	3,512	2,852	927

	£50,664	£43,153	£41,729	£31,491	£35,040

The following table presents our profit and loss account for the years ended December 31, 2001, 2002 and 2003 and for the nine months ended September 30, 2003 and 2004, as a percentage of turnover:

	Year ended December 31,			Nine months ended September 30,
	2001	2002	2003	2003	2004
	(as restated)			(unaudited)
Turnover
Continuing operations	97.6%	100.0%	100.0%	100.0%	100.0%
Discontinued operations	2.4%	—	—	—	—

	100.0%	100.0%	100.0%	100.0%	100.0%

Cost of sales	(79.8)%	(83.8)%	(69.1)%	(71.3)%	(71.5)%
Gross profit	20.2%	16.2%	30.9%	28.7%	28.5%
Operating expenses:
Selling and distribution costs	(7.5)%	(4.7)%	(3.3)%	(3.3)%	(3.7)%
Administrative expenses	(44.3)%	(28.4)%	(18.9)%	(20.2)%	(17.9)%
Exceptional fixed asset impairment	(22.7)%	—	—	—	—

Operating profit/(loss)
Continuing operations	(54.0)%	(16.4)%	8.6%	5.2%	6.8%
Discontinued operations	(0.3)%	(0.5)%	—	—	—

	(54.3)%	(16.9)%	8.6%	5.2%	6.8%

Finance charges, net	(0.6)%	(0.5)%	(1.3)%	(1.4)%	(2.3)%
Tax	—	—	—	—	—
Profit/(loss)	(55.0)%	(17.5)%	7.3%	3.8%	4.5%

Nine Months 2004 Compared with Nine Months 2003

Turnover.     Turnover decreased £12.7 million, or 5.9%, to £203.1 million in the nine months ended September 30, 2004 from turnover of £215.8 million in the nine months ended September 30, 2003. Commercial turnover decreased £0.3 million, or 0.2%, to £176.1 million in the nine months ended September 30, 2004 from commercial turnover of £176.4 million in the nine months ended September 30, 2003. Carrier turnover decreased £12.1 million, or 31.4%, to £26.4 million in the nine months ended September 30, 2004 from carrier turnover of £38.5 million in the nine months ended September 30, 2003.

Although the overall decrease in commercial turnover over these time periods was not material, it resulted from largely offsetting increases and decreases in turnover generated by various customers. For example, we derived increased commercial turnover streams from our relationship with MTS (including from the addition in 2004 of IND as a new end-user under that framework agreement), with Camelot (due primarily to full-period recognition in 2004 of turnover associated with a completely rolled-out ISDN service), with Network Rail and with certain systems integrators for the UK government. These increases in commercial turnover streams were partially offset by decreased turnover streams from our relationship with EDS, the systems integrator through which we provide services to Her Majesty’s Prison Service, for which we provided certain one-off services in 2003. We also lost commercial turnover resulting from the termination of the Cable and Wireless (Norwich Union) relationship and of the data services that we provide to the Department of Works and Pensions of the UK government. Our relationship with Cable and Wireless (Norwich Union) was terminated in 2001 and the Department of Works and Pensions notified us, also in 2001, that it would be terminating its purchase of our data services. We have received decreasing turnover streams from those sources since that time.

The decrease in carrier turnover was primarily due to the expiration in 2003 of an agreement we had with T-systems which allowed us to offer our carrier customers very competitive rates for terminating traffic with UK and European mobile operators. Following the termination of this agreement, we were no longer interested in pursuing this turnover stream. This led to decreased carrier turnover from certain customers, including Telewest, Wavecrest and OneTel.

Cost of Sales

	Nine months ended September 30,
	2003	2004
	(unaudited)
	(in thousands)
Cost of access	£85,066	£74,750
Customer-specific costs(1)	24,150	21,076
Depreciation and amortization	28,640	34,113
Third-party maintenance	16,065	15,347

	£153,921	£145,286

(1)	For operating leases and cost-plus arrangements only.

Our cost of sales decreased £8.6 million, or 5.6%, to £145.3 million in the nine months ended September 30, 2004 from cost of sales of £153.9 million in the nine months ended September 30, 2003. Our gross profit margin decreased from 28.7% in the nine months ended September 30, 2003 to 28.5% in the nine months ended September 30, 2004.

The decrease in our cost of sales resulted primarily from a reduction in our cost of access of £10.3 million, or 12.1%, to £74.8 million in the nine months ended September 30, 2004 from cost of access of £85.1 million in the nine months ended September 30, 2003. This cost of access decrease resulted primarily from lower carrier volumes, reduced BT line rentals as a result of the wholesale pricing change effected by the regulatory move to PPCs and savings on digital lines (compared to analogue lines) after our new network roll-out for Camelot. This decrease in our cost of sales also resulted in part from a decrease in the customer-specific costs specified above of £3.1 million, or 12.7%, to £21.1 million in the nine months ended September 30, 2004 from £24.2 million in such costs in the nine months ended September 30, 2003. The decrease in these customer-specific costs resulted from a credit in 2004 on an operating lease used in providing services to the FCO. This decrease to our cost of sales was partially offset by an increase in the depreciation costs associated with our cost of sales, which increased £5.5 million, or 19.1%, to £34.1 million in the nine months ended September 30, 2004 from depreciation costs of £28.6 million in the nine months ended September 30, 2003. This increase in depreciation costs resulted from depreciation costs in 2004 associated with certain capital expenditures made in 2003 principally in connection with the Vodafone, Camelot and FCO relationships.

Our cost of sales was also affected by a decrease in third-party maintenance costs of £0.7 million, or 4.5%, to £15.3 million in the nine months ended September 30, 2004 from £16.1 million in such costs in the nine months ended September 30, 2003.

Distribution Costs

	Nine months ended September 30,
	2003	2004
	(unaudited)
	(in thousands)
Staff costs	£6,948	£7,373
Professional services	91	60
Advertising and marketing	64	69
Office expenses and facilities costs	6	22

	£7,109	£7,524

Our distribution costs increased £0.4 million in the nine months ended September 30, 2004 from distribution costs in the nine months ended September 30, 2003. The increase was primarily due to a general salary increase for our sales force. Our distribution costs represented 3.7% of our total turnover in the nine months ended September 30, 2004 and 3.3% of our total turnover in the nine months ended September 30, 2003.

Administrative Expenses

	Nine months ended September 30,
	2003	2004
	(unaudited) (in thousands)
Staff costs	£19,659	£18,537
Professional services	1,428	1,575
Advertising and marketing	106	(13)
Office expenses and facilities costs	10,951	9,161
Depreciation	2,852	927
Other	7,136	5,946
Restructuring charges	1,513	314

	£43,645	£36,447

Our administrative expenses decreased £7.2 million, or 16.5%, to £36.4 million in the nine months ended September 30, 2004 from administrative expenses of £43.6 million in the nine months ended September 30, 2003. This decrease resulted primarily from a decrease in expenses related to depreciation as many of our related assets became fully depreciated and from a decrease in office expenses and facilities costs. Our administrative expenses represented 17.9% of our total turnover in the nine months ended September 30, 2004 and 20.2% of our total turnover in the nine months ended September 30, 2003.

Finance Charges, net.     Our finance charges, net, increased £1.8 million, or 62.4%, to £4.8 million in the nine months ended September 30, 2004 from finance charges, net, of £2.9 million in the nine months ended September 30, 2003. This increase was primarily due to interest on the STT bridge facility and an increase in interest on finance leases.

2003 Compared with 2002

Turnover.     Turnover increased £25.7 million, or 9.8%, to £288.0 million in the year ended December 31, 2003 from turnover of £262.3 million in the year ended December 31, 2002. Commercial turnover increased £19.9 million, or 9.2%, to £235.8 million in the year ended December 31, 2003 from commercial turnover of £215.9 million in the year ended December 31, 2002. Carrier turnover increased £6.4 million, or 14.4%, to £50.9 million in the year ended December 31, 2003 from carrier turnover of £44.5 million in the year ended December 31, 2002.

The increase in turnover from commercial services was attributable mainly to the continued roll-out of services to the FCO, a general increase in the user base under a relationship we have with a systems integrator for the UK government, certain one-off cabling work done for Her Majesty’s Prison Service under our agreement with EDS, a general increase in the user base and roll-out in 2003 of the ISDN service under our MTS agreement. The increased turnover streams from these customers were partially offset by lost turnover resulting from termination of the Cable and Wireless (Norwich Union) relationship and of the data services we provide under the agreement with the Department of Works and Pensions of the UK government.

The increase in our carrier services was primarily due to the fact that we had an agreement effective only during 2003 with T-systems which allowed us to offer carrier customers very competitive rates for terminating traffic with UK and European mobile operators. This led to carrier turnover increases from customers such as Hutchinson Network Services, UKC Energis and Telewest partially offset by decreased carrier turnover streams from OneTel and MCI Worldcom. We were more actively engaged in 2002 in seeking out carrier turnover than we were in 2003.

Cost of Sales

	Year ended December 31,
	2002	2003
	(as restated) (in thousands)
Cost of access	£126,725	£109,213
Customer-specific costs(1)	33,132	30,773
Depreciation and amortization	37,621	38,217
Third-party maintenance	22,357	20,921

	£219,835	£199,124

(1)	For operating leases and cost-plus arrangements only.

Our cost of sales decreased £20.7 million, or 9.4%, to £199.1 million in the year ended December 31, 2003 from cost of sales of £219.8 million in the year ended December 31, 2002. Our gross profit margin increased from 16.2% in 2002 to 30.9% in 2003.

The decrease in our cost of sales resulted primarily from a reduction in our cost of access of £17.5 million, or 13.8%, to £109.2 million in the year ended December 31, 2003 from cost of access of £126.7 million in the year ended December 31, 2002. This cost of access decrease resulted primarily from reduced BT line rentals as a result of the wholesale pricing change effected by the regulatory move to PPCs and availability of carrier pre-select services as well as the internally generated cost reduction projects described in “—Overview—Our Financial Restructuring—Cost of Access Reductions—Internal Cost Reduction Projects.” Our cost of sales also decreased in part as a result of a decrease in the customer-specific costs specified above, which decreased £2.3 million, or 7.1%, to £30.8 million in the year ended December 31, 2003 from £33.1 million in such costs in the year ended December 31, 2002. This decrease in customer-specific costs resulted from a decrease in previously outsourced activities brought in-house in 2003 (and which were then reflected in administrative expenses) and because of the fact that the new Camelot network was not fully installed until the end of 2003.

Our cost of sales was also affected by a decrease in third-party maintenance expense of £1.4 million to £20.9 million in the year ended December 31, 2003 and from an increase in the depreciation costs associated with our cost of sales of £0.6 million to £38.2 million in the year ended December 31, 2003.

Distribution Costs

	Year ended December 31,
	2002	2003
	(as restated)
	(in thousands)
Staff costs	£11,795	£9,423
Professional services	21	96
Advertising and marketing	378	120
Office expenses and facilities costs	82	6
Other	—	2

	£12,276	£9,647

Our distribution costs decreased £2.6 million, or 21.4%, to £9.6 million in the year ended December 31, 2003 from distribution costs of £12.3 million in the year ended December 31, 2002. This decrease was primarily attributable to a reduction in staff costs as a result of our financial restructuring discussed above under “—Overview—Cost Control Initiatives—Our Financial Restructuring.” Our distribution costs represented 3.3% of our total turnover in 2003 and 4.7% of our total turnover in 2002.

Administrative Expense

	Year ended December 31,
	2002		2003
	(as restated)
	(in thousands)
Staff costs	£30,518	(1)	£24,671
Professional services	2,982		2,209
Advertising and marketing	624		126
Office expenses and facilities costs	19,076		13,591
Depreciation	5,532		3,512
Other	(7,182)		7,625
Discontinued operations	1,336		—
Restructuring charges	21,645		2,690

	£74,531		£54,424

(1)	This amount is net of capitalized overhead of £3.9 million due to staff costs that we capitalized in connection with our network build-out in prior periods.

The decrease of £20.1 million, or 27.0%, consists of the changes shown above. Administrative expenses from discontinued operations amounted to £1.3 million in 2002.

We recorded a £21.6 million restructuring charge in the year ended December 31, 2002 associated with our restructuring, compared to a £2.7 million restructuring charge in the year ended December 31, 2003. The remaining amount of the decrease was principally attributable to reduction in headcount and certain cost controls that we put in place which had a greater effect in 2003 than in 2002.

The decrease in administrative expenses was partially offset by increases in worldwide allocation management fees and a smaller foreign exchange gain in 2003 than in 2002 included in “Other” in the table above. See “—Overview—Relationship with our Parent Company and its Affiliates—Operational Relationships” for a discussion of the worldwide allocation management fees. The foreign exchange gains that decreased administrative expenses in each of these years resulted from certain inter-company loans and amounts due to creditors denominated in dollars and related to administrative expenses. The dollar decreased in value against the pound sterling over these periods.

Our administrative expenses represented 18.9% of our total turnover in 2003 and 28.4% of our total turnover in 2002.

Finance Charges, net.     Our finance charges, net, increased £2.3 million to £3.8 million in the year ended December 31, 2003 from finance charges, net, of £1.4 million in the year ended December 31, 2002. This increase was primarily due to additional capital leases in support of the FCO contract.

2002 Compared with 2001

Turnover from Continuing Operations.    Turnover decreased £23.6 million, or 8.3%, to £262.3 million in the year ended December 31, 2002 from turnover of £285.9 million in the year ended December 31, 2001, excluding £7.0 million in carrier turnover from discontinued operations. See “—Overview—Comparison of Financial Results.” Commercial turnover increased £8.7 million, or 4.2%, to £215.9 million in the year ended December 31, 2002 from commercial turnover of £207.2 million in the year ended December 31, 2001. Carrier turnover from continuing operations decreased £20.2 million, or 31.1%, to £44.5 million in the year ended December 31, 2002 from carrier turnover from continuing operations of £64.7 million in the year ended December 31, 2001. Inter-company turnover constituted 4.9% of turnover in the year ended December 31, 2001 and was the last year in which it constituted greater than 1% of total turnover. Inter-company turnover decreased £12.1 million, or 86.7%, to £1.9 million in the year ended December 31, 2002 from inter-company turnover of £14.0 million in the year ended December 31, 2001.

The increase in commercial services was attributable mainly to a general increase in the user base under our MTS agreement, the roll-out of an upgrade of managed services under our agreement with EDS for Her Majesty’s Prison Service and the roll-out of services under our agreement with the FCO. The increased turnover streams from these customers were partially offset by lost turnover resulting from termination of the Cable and Wireless (Norwich Union) relationship and of the data services we provide under the agreement with the Department of Works and Pensions of the UK government and from a decrease in the retail user base under the Camelot contract.

The decrease in carrier services was attributable to the loss of both carrier data and carrier voice turnover due to customer bankruptcies and a general downturn in the carrier market.

The decrease in inter-company turnover was attributable to the fact that, after 2001, we ceased recognizing turnover and related cost of sales for certain service purchase agreements that we had with an inter-group company and instead recognized the net amount of these transactions as an offset to cost of sales. See “—Overview—Comparison of Financial Results.”

Cost of Sales

	Year ended December 31,
	2001	2002
	(as restated)
	(in thousands)
Cost of access	£143,035	£126,725
Customer-specific costs(1)	24,908	33,132
Depreciation and amortization	43,799	37,621
Third-party maintenance	21,993	22,357

	£233,735	£219,835

(1)	For operating leases and cost-plus arrangements only.

Our cost of sales decreased £13.9 million, or 5.9%, to £219.8 million in the year ended December 31, 2002 from cost of sales of £233.7 million in the year ended December 31, 2001. Our gross profit margin decreased from 20.2% in 2001 to 16.2% in 2002. Adjusting for discontinued operations, our gross profit margin decreased from 20.8% in 2001 to 16.2% in 2002.

The decrease in our cost of sales resulted primarily from a reduction in our cost of access of £16.3 million, or 11.4%, to £126.7 million in the year ended December 31, 2002 from cost of access of £143.0 million in the year ended December 31, 2001. This decrease in cost of access resulted primarily from our decrease in turnover. It also resulted from the start-up of the internal cost reduction programs described above as well as a pricing credit received from BT with the support of the regulator. Our cost of sales also decreased in part as a result of a decrease in the depreciation costs associated with our cost of sales which decreased £6.2 million, or 14.1%, to £37.6 million in the year ended December 31, 2002 from £43.8 million in such costs in the year ended December 31, 2001. This decrease in depreciation costs resulted from the fact that, because of the write-down for the asset impairment that we took in 2001, we were depreciating from a smaller reported asset base in 2002. There was an off-setting increase in our cost of sales attributable to the customer-specific costs specified above of £8.2 million, or 33.0%, to £33.1 million in the year ended December 31, 2002 from such customer-specific costs from £24.9 million in the year ended December 31, 2001. This increase in these customer-specific costs resulted primarily from the out-sourcing of call-center activity in 2002 and increased operating leases for EDS, MTS and Her Majesty’s Customs and Excise.

Our cost of sales was also affected by an increase in third-party maintenance of £0.3 million to £22.4 million in the year ended December 31, 2002.

Distribution Costs

	Year ended December 31,
	2001	2002
	(as restated)
	(in thousands)
Staff costs	£17,365	£11,795
Professional services	401	21
Advertising and marketing	2,439	378
Office expenses and facilities costs	833	82
Depreciation	409	—	(1)
Other	626	—

	£22,073	£12,276

(1)	Resulted from the fact that impairment charge reduced depreciable assets to an immaterial figure.

Our distribution costs decreased £9.8 million, or 44.3%, to £12.3 million in the year ended December 31, 2002 from distribution costs of £22.1 million in the year ended December 31, 2001. This decrease was primarily attributable to a reduction in staff costs and advertising and marketing expenses as a result of our financial restructuring discussed above under “—Overview—Cost Control Initiatives—Our Financial Restructuring.” Our distribution costs represented 4.7% of our total turnover in 2002 and 7.5% of our total turnover in 2001.

Administrative Expenses

	Year ended December 31,
	2001		2002
	(as restated)
	(in thousands)
Staff costs(1)	£47,140	(1)	£30,518	(1)
Professional services	6,520		2,982
Advertising and marketing	(172)		624
Office expenses and facilities costs	23,288		19,076
Depreciation	6,456		5,532
Other	39,557		(7,182)
Discontinued operations	428		1,336
Restructuring charges	6,657		21,645
Asset impairment charges	66,374		—

	£196,248		£74,531

(1)	These amounts are net of capitalized overhead of £10.3 million in 2001 and £3.9 million in 2002 due to staff costs that we capitalized in connection with our network build-out in prior periods.

Administrative expenses decreased £121.7 million, or 62.0%, to £74.5 million in the year ended December 31, 2002 from administrative expenses of £196.2 million in the year ended December 31, 2001. Administrative expenses from discontinued operations amounted to £1.3 million in 2002 and £0.4 million in 2001. A major portion of this decrease was attributable to an exceptional charge in 2001 for impairment of tangible fixed assets of £66.4 million. As a result of our financial restructuring, we recorded this impairment charge in the year ended December 31, 2001 to reflect our directors’ best estimate of the amount by which our tangible fixed assets had been impaired. We recorded this charge in accordance with FRS 11 (“Impairment of Fixed Assets and Goodwill”) which required consideration of forecasted cash flows, indicative offers for a company’s share capital, if any, and the extent to which the value of the business may have been enhanced by expenditures made since the end of the financial period at issue. The effect of this impairment charge in 2001 was somewhat offset by the £21.6 million restructuring charge we recorded in the year ended December 31, 2002 associated with our restructuring, compared to a £6.7 million restructuring charge that we recorded in the year ended December 31, 2001.

Other reasons for this decrease in administrative expenses from 2001 to 2002 include a decrease in worldwide allocation management fees, a decrease in bad-debt expense and a foreign exchange gain in 2002, which are included in “Other” in the table above. The bad-debt write-offs in 2001 resulted from the fact that a number of our customers (or their parent companies) went bankrupt during this period. In addition, due to stronger enforcement of our credit control policy, we discovered a number of fraudulent transactions on behalf of our customers and we were unable to collect the outstanding debt in many of these instances. Accordingly, the administrative expenses related to these write-offs were higher in 2001 than in 2002. The foreign exchange gain that decreased administrative expenses in 2002 resulted from certain inter-company loans and amounts due to creditors denominated in dollars and related to administrative expenses. The dollar decreased in value against the pound sterling over these periods.

Our administrative expenses represented 28.4% of our total turnover in 2002 and 44.3% of our total turnover in 2001.

Finance Charges, net.     Our finance charges, net, decreased £0.4 million, to £1.4 million in the year ended December 31, 2002 from finance charges, net, of £1.8 million in the year ended December 31, 2001. This decrease was attributable to higher interest income in 2002.

Liquidity and Capital Resources

Cash Flow

The table below shows our net cash flow for the years ended December 31, 2001, 2002 and 2003, and for the nine months ended September 30, 2003 and 2004.

	Year ended December 31,			Nine months ended September 30,
	2001	2002	2003	2003	2004
	(restated)			(unaudited)
	(in thousands)
Net cash inflow/(outflow) from operating activities	£(30,377)	£70,415	£61,790	£34,641	£40,888
Returns on investments and servicing of finance	(1,789)	(1,406)	(2,077)	(1,668)	(2,517)
Capital expenditure	(98,739)	(55,059)	(28,239)	(21,787)	(6,497)
Management of liquid resources	—	(37,000)	2,000	10,000	16,000
Financing	127,602	24,384	(22,636)	(21,728)	(58,587)
Increase/(decrease) in cash	(3,303)	1,334	10,838	(542)	(10,713)

Net cash inflow/(outflow) from operating activities consists of two major ongoing components and several unusual items in 2001 and 2002. The two major components are: operating profit/(loss) before depreciation; and changes in working capital, which can be either positive or negative. Within working capital, the major items are increases and decreases in creditors and debtors. We include inter-company trade payables and receivables in those categories, as well as certain inter-company financial obligations which do not qualify as debt. The two unusual items during 2001 and 2002 were a non-cash asset impairment of £66.4 million in 2001 and a non-cash loss on disposal of assets of £4.2 million in 2001 and £7.6 million in 2002.

Returns on investments and servicing of finance include the following: interest received on bank deposits; interest received on finance lease receivables; interest paid on external obligations such as the STT bridge facility; and the interest portion of finance lease obligations.

Management of liquid resources represents amounts deposited or withdrawn from treasury deposits at our bank. Amounts deposited are uses of cash, while amounts withdrawn increase our cash. From 2001 through 2003, our financing activities consisted of financing of loans and repayments of loans from or to group companies, as well as payments or receipts under capital leases. In 2004, financing activities included amounts borrowed under the STT bridge facility.

Net Cash Flow from Operating Activities

During the year ended December 31, 2001, we used cash in operating activities of £30.4 million, in contrast to the years ended December 31, 2002 and 2003 in which we generated cash from operating activities of £70.4 million and £61.8 million, respectively. Our cash inflow, (outflow) before changes in working capital was £(39.2) million in 2001, £(0.2) million in 2002 and £60.7 million in 2003, which were impacted primarily by the change in operating profit between the years. We generated £8.8 million, £70.7 million and £1.1 million from changes in working capital items in 2001, 2002 and 2003, respectively. The significant cash flow generated from working capital in 2002, compared to the working capital changes in 2001 and 2003, was primarily a result of stronger management of debtors, with a resulting decrease in the amounts owed to us, and a focused management of our creditors, with a resulting increase in amounts owed to our suppliers at the end of the year. In addition, beginning in 2002 we ceased making payments to other group companies, resulting in an increase in such obligations of £39.7 million.

During the nine months ended September 30, 2003 and 2004, we generated cash from operating activities of £34.6 million and £40.9 million. Our cash generated before working capital was £38.2 million in the nine months ended September 30, 2003 and £42.9 million in the nine months ended September 30, 2004. We used cash of £3.6 million and £.2.0 million during the nine months ended September 30, 2003 and 2004, respectively, to fund our working capital requirements.

Returns on Investment and Servicing of Finance

We pay interest on our finance leases and receive interest income on our cash balance and on our own finance lease. Interest expense fluctuates from period to period as additional assets are covered by our finance leases and as current leases expire. In the nine months ended September 30, 2004, we incurred additional interest of £1.3 million on the STT bridge facility.

Capital Expenditure

We have reduced our levels of capital expenditure by 44.2% from £98.7 million for the year ended December 31, 2001, to £55.1 million for the year ended December 31, 2002, and by 48.7% to £28.2 million for the year ended December 31, 2003. In 2001 and into the early part of 2002, we were still building out the network. We have substantially completed this build-out and our capital expenditures have accordingly decreased. In the next few years we expect to continue to pursue a focused and disciplined capital expenditure program. We plan to maintain and enhance our existing network in order to improve our services and to meet customer requirements. We anticipate that our capital expenditures for the medium term will consist almost exclusively of product development related expenditure tied to turnover growth (for example, investments in customer premises equipment) and maintenance expense. However, we may have to increase our expenditures as a result of regulatory requirements or to keep up with technological innovations implemented by our competitors. In the nine months ended September 30, 2004 our capital expenditure decreased by 70.2%, or £15.3 million, compared with the nine months ended September 30, 2003.

Financing

We finance our operations out of operating cash flows, finance leases and, in the past, loans from group companies. In 2001 and 2002, we had net cash inflows from financing of £127.6 million and £24.4 million, respectively, as a result of loans drawn down from group companies. As our business began to generate more cash in 2003, we were able to repay £19.4 million of those loans, contributing to a net financing cash outflow of £22.6 million in that year. During 2004, we have used both operating cash flow and proceeds from the STT bridge facility to repay loans. In addition, for each drawdown we took on the STT bridge facility, BidCo forgave a portion of our inter-company loans in recognition of the fact that we must pay interest on the STT bridge facility (the inter-company loans bear no interest). During the nine months ended September 30, 2004, these inter-company loans were reduced by an additional £106.2 million, of which £55.8 million was from operating cash flow, £6.6 million was forgiven, and £43.8 million was from the $80.0 million borrowing under the STT bridge facility. Since September 30, 2004, these loans were reduced by an additional £45.7 million, of which £17.3 million was from operating cash flow, £3.7 million was forgiven and £24.7 million was from the $45.0 million borrowed under the STT bridge facility.

Indebtedness

The STT Bridge Facility

On May 18, 2004 our parent company reached agreement with an STT affiliate to provide certain amounts aggregating $100.0 million in financing at specified dates under a senior secured loan facility, or the STT bridge facility. The STT bridge facility is secured by a second priority lien on certain of our assets and a second priority pledge of our capital stock. In addition, the STT bridge facility is guaranteed by GCL and each subsidiary that receives an economic benefit from the loan proceeds. Except in the case of GCL, these guarantees are limited to the funds received by each guaranteeing subsidiary.

We are the borrower under the STT bridge facility. The STT bridge facility originally matured on December 31, 2004, and initially bore interest at a rate equal to one-month LIBOR plus 9.9%. Every 90 days since the May 18, 2004 closing, the spread over LIBOR increased by 0.5%. We were required to pay a fee of 1.0% per annum on any undrawn portion of the STT bridge facility. Under this facility, we borrowed $40.0 million on June 1, 2004, an additional $40.0 million on August 2, 2004 and a final $20.0 million on October 1, 2004.

On October 8, 2004, under the terms of the restructuring agreement, STT agreed to increase the amount available under the STT bridge facility to $125.0 million on the same terms. On November 2, 2004, we entered into definitive documentation increasing the availability under the STT bridge facility and, on November 5, 2004, we borrowed the additional $25.0 million. The STT affiliate that is the lender under the STT bridge facility agreed to defer an interest payment of $4.0 million due on December 31, 2004 under that facility and also agreed to defer the final maturity date of the facility from December 31, 2004 until the earlier of the completion of the GCUK debt financing and January 15, 2005.

We used the proceeds from the loans under the STT bridge facility to repay a portion of certain amounts due to our immediate parent company under outstanding inter-company loans and the GCL group then used these funds for general corporate purposes. In addition, for each drawdown we took on the STT bridge facility, our immediate parent company forgave a portion of these inter-company loans (which are payable on demand but which do not bear interest) as consideration for the interest that we must pay on the STT bridge facility.

We will use $125.0 million of the proceeds of the GCUK debt financing to settle the STT bridge facility. We estimate that the aggregate interest payments under the STT bridge facility from October 1, 2004 until such facility is terminated (and which is not reflected in our financial statements for the period ended September 30, 2004) will be approximately $3.2 million.

Inter-company Debt

Prior to the year ended December 31, 2002, we funded our operations primarily through loans and cash advances from our parent and BidCo. These loans do not bear interest but are payable on demand. At December 31, 2003 the balance under these loans was £328.9 million. Throughout 2004 we made periodic repayments on these loans. As at September 30, 2004 the aggregate amount of this loan was £222.7 million, and is currently £177.0 million.

Our Lease Obligations

Our lease obligations consist of finance leases and operating leases. We have two finance leases. The larger is with Network Rail, which covers fiber and equipment on the rail network. The aggregate amount due under this lease is £38.3 million. The second finance lease aggregates payments of £4.6 million and covers voice equipment supporting the FCO contract.

Our operating leases cover both leases of real property and leases of equipment. The real property leases require us to make payments aggregating approximately £100 million. Substantially all of the remaining operating lease obligations relate to voice equipment.

Inter-company Creditor and Debtor Balances

In addition to the inter-company debt that we owe directly to our immediate parent company, we owed net inter-company balances to subsidiaries of GCL in an aggregate amount of £24.2 million at September 30, 2004. These net balances result from, among other things, temporary inter-company payroll funding, cash payments to us from customers of affiliates, inter-company currency lending (when this lending is more cost effective than using a bank’s foreign exchange facilities), lease payments we make on office leases that are in our affiliates’ names but of which we make use, as well as payment of certain non-trading invoices on behalf of other GCL group companies. We are in the process of finalizing an agreement with our affiliates intended to clear inter-company trading balances in existence as of August 30, 2004. We intend to continue to net off these inter-company balances on a quarterly basis going forward. The amounts remaining will be settled in cash.

Available Liquidity and Capital Resources Historically

Our liquidity requirements arise primarily from capital expenditures (including our capital leases) and, subsequent to our borrowing under the STT bridge facility, interest expense. To a lesser extent, we require liquidity to fund our working capital requirements. Since the second quarter of 2003, our cash flows from operations have been sufficient to meet our liquidity needs. Accordingly, we have periodically upstreamed a portion of our positive cash flow to our parent company and its affiliates, aggregating £19.4 million in 2003, £99.6 million in the nine months ended September 30, 2004 (of which £55.8 million was from operating cash flow and £43.8 million was from the $80.0 million borrowings under the STT bridge facility) and £42.0 million since September 30, 2004 (of which £17.3 million was from operating cash flow and £24.7 million was from the $45.0 million borrowings under the STT bridge facility, however, the STT bridge facility matures in January 2005, and our inter-company loans are payable on demand. In addition, we have guaranteed the existing STT notes. Our expected cash flow from operations will not be sufficient to repay the STT bridge facility at maturity and would be insufficient to meet a call upon the inter-company loans or the guarantee of the existing STT notes. In the event that this offer did not occur and these debts fall due, we would be required to obtain additional financing. There can be no assurance that such financing would be available to us in a sufficient amount or on satisfactory terms. Upon completion of the GCUK debt financing and the recapitalization, the STT bridge facility will be settled, the inter-company loans will be repaid or waived and we will no longer guarantee any indebtedness of our parent company.

Future Sources and Uses of Liquidity

We serve as a source of funding for our parent company and its affiliates. Since the second quarter of 2003, we have periodically upstreamed a portion of our positive cash flow to our parent company and its affiliates. We expect that our parent company will continue to use us as a source of funding for our parent company and its affiliates, subject to the covenants in the notes to be issued in the GCUK debt financing, and that we will periodically upstream our excess cash flow through loans or dividends. The terms of those notes will permit, subject to certain restrictions, upstreaming of 100% of our EBITDA less 2.0 times our consolidated interest expense, as defined.

We expect to record significant interest expense in the future as a result of interest payable on the notes to be issued in the GCUK debt financing. However, the reduction in interest expense from the STT bridge facility will somewhat offset interest payable on those notes.

We expect that operating cash flow will suffice to permit us to service interest on the notes to be issued in the GCUK debt financing and to continue to upstream cash for our parent company’s and its affiliates’ use.

Tabular Presentation of Cash Commitments at December 31, 2003

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Debt obligations	£328,934	£328,934	£—	£—	£—
Finance lease and hire purchase obligations	42,933	7,850	9,025	9,508	16,550
Operating lease obligations	168,720	24,620	40,781	28,100	75,219
Purchase obligations	112,643	34,995	38,533	29,054	10,061

	£653,230	£396,399	£88,339	£66,662	£101,830

Off-Balance Sheet Arrangements

We are a party to a guarantee agreement whereby the existing STT notes are secured by an interest over certain of our assets and a pledge of our capital stock by Bidco. Upon completion of the GCUK financing, this guarantee will be cancelled.

International Financial Reporting Standards

For financial years starting on or after January 1, 2005, in accordance with EU regulations, we will be required to prepare our consolidated financial statements in accordance with IFRS. We intend to initiate a project to manage the transition from UK GAAP to IFRS and are currently in the process of interpreting the accounting standards that will apply from 2005 onwards, setting our future accounting policies in accordance with IFRS and identifying the detailed accounting and disclosure requirements that may necessitate changes to our financial information systems. As this project is still being planned, we are not, as yet, in a position to quantify the full effect of the differences between IFRS and UK GAAP on our results or financial position.

Recently Issued US GAAP Accounting Pronouncements

Adopted in the Current Year

In 2003, we adopted FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” or FIN 45, which elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. FIN 45 also clarifies that a guarantor is required to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 does not prescribe a specific approach for subsequently measuring the guarantor’s recognized liability over the term of the related guarantee. FIN 45 incorporates, without change, the guidance in FIN No. 34 “Disclosure of Indirect Guarantees of Indebtedness of Others,” which has been superceded. The initial recognition and initial measurement provisions on FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements in FIN 45 were effective for financial statements of interim or annual periods ending after December 15, 2002. The company applied the guidance in FIN 45 as of January 1, 2003, and there was no impact on the reported results of the company as the fair value of outstanding guarantees to the recognition and measurement provisions of FIN 45 was insignificant.

In July 2002, the FASB issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 addresses accounting for costs associated with exit or disposal activities and supercedes EITF Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” This statement is effective for exit disposal activities that are initiated after December 31, 2002, with early adoption encouraged. The company adopted SFAS 146 on January 1, 2003 and there was no impact on the reported results of the company from adoption because there were no restructuring costs in the year ended December 31, 2003.

In December 2003, the SEC issued SAB 104, “Revenue Recognition,” which updates portions of the interpretive guidance included in Topic 13 of the codification of SABs in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. In the updated SAB Topic 13, the SEC staff indicated their belief that turnover is generally realized or realizable and earned when all of the following criteria are met:

•	persuasive evidence of an arrangement exists;

•	delivery has occurred or services have been rendered;

•	the seller’s price to the buyer is fixed or determinable; and

•	collectibility is reasonably assured.

We believe that we are following the guidance of SAB 104.

In June 2001, the FASB issued SFAS 143 “Accounting for Asset Retirement Obligations.” SFAS 143 is effective for financial years beginning after June 15, 2002 and requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The company adopted this statement effective January 1, 2003. The adoption of SFAS 143 did not have any impact on our financial statements.

In January 2003, the FASB issued FASB FIN No. 46, “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51,” or FIN 46. The interpretation addresses consolidation by business enterprises of variable interest entities, or VIEs, that either: (1) do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support; or (2) the equity investors lack an essential characteristic of a controlling financial interest. FIN 46 requires disclosure of VIEs in financial statements issued after January 31, 2003, if it is reasonably possible that as of the transition date: (1) the enterprise will be the primary beneficiary of an existing VIE that will require consolidation; or (2) the enterprise will hold a significant variable interest in, or have significant involvement with, an existing VIE. In December 2003, the FASB further revised FIN 46 through FIN No. 46R, “Consolidation of Variable Interest Entities,” or FIN 46R, which changed the effective date of FIN 46 for certain entities and makes other significant changes to FIN 46 based on implementation issues that arose during 2003. The adoption of FIN 46R did not have any impact on our financial statements.

To be Adopted in Future Periods

In March 2004, the Emerging Issues Task Force reached a consensus on a three-step impairment model in Issue No. 03-1 “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The three-step model must be applied on a security-by-security basis as follows:

•	Step 1: Determine whether an investment is impaired.

•	Step 2: Evaluate whether an impairment is other-than-temporary. For equity securities an impairment is presumed to be other-than temporary unless the investor has the ability and intent to hold the investment for a reasonable period of time sufficient for a forecasted market price recovery of the investment, and evidence indicating that the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary.

•	Step 3: If the impairment is other-than-temporary, recognize an impairment loss equal to the difference between the investment’s cost and its fair value.

The effective date for the recognition provisions of EITF No. 03-1 have been postponed as the FASB revises its implementation guidance.

Effect of Inflation

There have been no material effects of inflation on our results of operations.

Critical Accounting Policies

We prepare financial statements in conformity with UK GAAP, the application of which requires management to make judgments, estimates and assumptions that affect the reported assets and liabilities at the date of the financial statements and turnover and expenses during the period.

Critical accounting policies are those that are most important to the portrayal of our balance sheet, profit and loss and cash flows and require management to make difficult, subjective or complex judgments and estimates about matters that are inherently uncertain. Management bases its estimates on historical experience and other assumptions that it believes are reasonable. We also prepare a reconciliation of our net profit/(loss) and equity shareholder’s deficit to US GAAP. Our critical accounting policies are discussed below and should be read in conjunction with our disclosure of significant accounting policies provided in note 2 to the financial statements and the US GAAP disclosures provided in note 27 to the financial statements.

Turnover and Related Provisions

Installation Turnover and Connection Costs

Installation turnover and the associated connection costs related to installation are recognized over the longer of the contractual period or expected customer relationship. We have determined our average expected customer relationship to be approximately two years as at December 31, 2003 and as such that is the period over which we amortize our installation turnover and connection costs unless the contractual period exceeds two years. The determination of the term of our expected customer relationship is based on an analysis performed using historical experience and future expectations.

Provisions for Credit Notes

During each reporting period, we must make estimates for potential future sales credits to be issued in respect of current revenues, related to billing errors, service interruptions and customer disputes. We analyze historical credit activity and changes in customer demands related to current billing and service interruptions when evaluating our credit note provision requirements. We reserve for known billing errors and service interruptions as incurred. We review customer disputes and reserve against those we believe to be valid claims. We also estimate a general sales credit reserve related to unknown billing errors and disputes based on such historical credit activity. The determination of the general sales credit and customer dispute credit reserve requirements involves significant estimation and assumption. The provision for credit notes was £9.9 million, £4.4 million and £4.4 million at December 31, 2002 and 2003 and September 30, 2004. The expense recorded in the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2004 was £13.3 million, £14.3 million, £7.4 million and £2.5 million, respectively.

Provisions for Bad Debts

During each reporting period, we make estimates for potential losses resulting from the inability of our customers to make required payments. The provision for bad debts was £1.4 million, £1.5 million and £1.5 million as of December 31, 2002 and 2003 and September 30, 2004, respectively. The bad debt expense was £15.6 million in the year ended December 31, 2001, primarily due to the insolvencies of several of our customers. The bad debt expense for the years ended December 31, 2002 and 2003 and for the nine months ended September 30, 2004 was £1.1 million, £0.8 million and nil, respectively. We analyze our provision requirements using several factors, including the length of time the receivables are past due, changes in the customer’s creditworthiness, the customer’s payment history, the length of the customer’s relationship with us, the current economic climate, current industry trends and other relevant factors. We use a risk assessment scale of one to five for our carrier customers, and any with a rating of four and five have provisions set up for a portion of their outstanding balances based on aging of such balances. If a provision was set up against customers with a rating of three, it would increase our provision at December 31, 2003 by £3.2 million. In addition to this reserve calculation, a specific provision requirement review is performed on customer accounts with larger balances. Changes in the financial viability of significant customers, worsening of economic conditions and changes in our ability to meet service level requirements may require changes to our estimate of the recoverability of the receivables. In some cases receivables previously provided for are recovered through litigation and are recognized as a reduction in the bad debt expense in the period realized. Appropriate adjustments are recorded to the period in which these changes become known, as evidenced by the write-off in the year ended December 31, 2001.

Cost of Access Accruals

Cost of access, our single largest expense amounting to approximately £143.0 million, £126.7 million, £109.2 million and £74.8 million, or 48.8%, 48.3%, 37.9% and 36.8% of turnover for the years ended December 31, 2001, 2002 and 2003 and for the nine months ended September 30, 2004, respectively, is expensed as incurred. The recognition of these costs involves the use of various management estimates and assumptions and requires reliance on non-financial systems. Consistent with other costs recorded in each reporting period, we incur a significant amount of services for which suppliers have not yet billed to us during that period. We therefore need to make significant estimates for our access costs, specifically regarding traffic, resulting in usage-based access costs. Our cost of access is primarily comprised of usage based voice charges paid to other carriers to originate and/or terminate switched voice traffic, charges for leased lines for dedicated facilities and local loop (“last mile”) charges from both domestic and international carriers, along with internet peering charges incurred in transporting IP traffic and other enhanced services. The usage based voice charges are a direct result of the traffic volume in the particular month for which we do not have invoices at the time of the close of our monthly reporting period. We utilize the minute volumes reported by internal usage reports from our switched network that feed into an internal access system, which also maintains our access supplier contract and tariff rates on a rate table to assist in estimating our usage based access costs. Dedicated facility access costs are also estimated based on the number of circuits and the average circuit costs, based on our internal records, adjusted for contracted rate changes. Management continuously monitors the accuracy of our systems to measure network volumes and track circuits, and our rate tables are updated frequently to maintain the accuracy of the rate structure we have with our access providers and per the current regulated tariff rates. After payment of the invoices from the access providers (which can take 90 days to receive following the close of the monthly reporting period), we evaluate whether we require an aggregate adjustment to the total accrual. In certain instances, we engage in a reconciliation process with the access providers in order to arrive at a mutual understanding of the appropriate level of charges. We typically maintain an accrual for the amount subject to dispute and generally withhold payment until the dispute is settled. Due to the complexity of the combination of changing regulations, pricing fluctuations, measuring traffic volumes and new supplier agreements, the estimates are subject to change. Changing regulations regarding access rules and related charges also create uncertainty regarding how the changes may impact our rate tables maintained internally. In spite of the difficulties involved in the estimation process, we believe we have established adequate access cost accruals due to our overall approach.

Valuation of Fixed Assets

We assess fixed assets that have finite useful economic lives for potential impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable or otherwise as required by accounting standards. Factors that would indicate potential impairment include the following:

•	significant under-performance relative to expected historical or projected future operating results;

•	significant changes in the use of its assets or the change in business strategy;

•	significant changes in technology and regulatory environments; and

•	significant negative industry or economic trends.

Recoverability of assets is measured under UK GAAP by a comparison of the carrying amount of an asset to its recoverable amount, calculated as the higher of the net selling price or the discounted future net cash flows expected to result from the use of the asset and its eventual disposition. Recoverability of assets is measured under US GAAP by a comparison of the carrying amount of an asset to the sum of the undiscounted identifiable cash flows expected to result from the use of the asset and its eventual disposition.

If the assets are considered to be impaired, the impairment recognized is measured under both UK GAAP and US GAAP as the amount by which the carrying amount of the assets exceeds the net realizable value of the assets and is recorded as a charge to operating income. The most significant estimates made in determining discounted future net cash flows include the selection of the appropriate discount rates, residual asset values, our estimated long term growth rates and the number of years on which to base the cash flow projections. While we believe that our assumptions are appropriate, such estimated amounts could differ materially from what will actually occur in the future.

Based on our assessment of recoverability we recorded an impairment of our fixed assets in the year ended December 31, 2000 and a further impairment in the year ended December 31, 2001. There were no such impairments in the subsequent years.

Pension Benefits

Our employees participate in two occupational pension schemes: the Railways Pension Scheme, which is a defined benefit scheme; and the Global Crossing Pension Scheme, which has a defined contribution section and a defined benefit section. The company accounts for retirement benefits in accordance with, SSAP 24 “Accounting for Pension Costs,” and provides additional disclosures as required by UK GAAP FRS 17 “Retirement Benefits.” Under US GAAP pensions are accounted for in accordance with SFAS 87 “Employers’ Accounting for Pensions.”

The pension assets, liabilities and expense recorded are based on a number of actuarial assumptions. These assumptions include discount rate, the expected long-term rate of return on plan assets and inflation rates. The assumptions are based on current market conditions, historical information and consultation with and input from our actuaries. These assumptions are reviewed triennially for SSAP 24 and annually for FRS 17 and SFAS 87. While we believe that the assumptions we used are appropriate based on available information, these assumptions may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter lives of participants. These differences may result in a significant impact on the amount of our future pension expense and resulting asset or liability.

Income Taxes

We have significant deferred assets related primarily to net operating losses (NOLs). The realization of these assets is not assured and is dependent on the generation of sufficient taxable income in the future. Management has exercised judgment in determining the extent of the realization of these losses based upon estimates of future taxable income. Where there is an expectation that on the balance of probabilities there will not be sufficient taxable profits to utilize these NOLs, the asset has not been recorded. If actual events differ from management’s estimates, or to the extent that these estimates are adjusted in the future, any changes to the realizability of these could materially impact our financial position and results of operations. Due to a difference between actual and estimated results in 2003, we recorded a tax benefit in the year ended December 31, 2003 for losses created in previous periods.

At December 31, 2003, we had gross deferred tax assets of £83.6 million, which are not recorded on the balance sheet.

Restructuring Charges

We have completed certain restructuring activities, which required us to make significant judgements and estimates in determining restructuring charges, including, but not limited to, future severance costs and other employee separation costs, sublease income, length of time on market for abandoned rented facilities, and contractual termination costs. Such estimates are inherently judgemental and changes in such estimates, specifically as they relate to contractual lease commitments and related third-party sublease payments, could have a material effect on the restructuring liabilities and our future results of operations.

Change of Accountants

GCUK

Deloitte & Touche LLP will not be seeking re-appointment as the principal accountants to audit our financial statements for any periods subsequent to December 31, 2003 and, as such, has performed no audit or review procedures for any period subsequent to December 31, 2003. A resolution for the appointment of Ernst & Young LLP will be proposed at the forthcoming annual general meeting and Ernst & Young is expected to assume the position of our accountant and that of the issuer immediately upon Deloitte & Touche’s resignation.

During the three most recent fiscal years, none of the reports on our financial statements contained an adverse opinion or a disclaimer of opinion, or were qualified as to audit scope or accounting principles. These reports were modified for an explanatory note on our ability to continue as a going concern. During the reporting periods, there were no matters of disagreement with Deloitte & Touche on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make a reference thereto in its reports on the financial statements. In addition, during the reporting period, there were no “reportable events” as described in Item 304(a)(1)(v) of

Regulation S-K. During the fiscal years ended December 31, 2002 and 2003 and through December 10, 2004, neither we nor anyone acting on our behalf consulted Ernst & Young regarding any matter described in Item 304(a)(2)(i) or (ii) of Regulation S-K of the SEC.

Our Parent Company

On December 9, 2003, the plan of reorganization of our old parent company became effective. At that time, a new board of directors was established for that company. During the first quarter of 2004, the board of directors’ newly established audit committee initiated a process to select an independent auditor for our parent company. At the conclusion of that process, on April 1, 2004, a decision was reached by the audit committee to engage Ernst & Young LLP, or Ernst & Young, and to dismiss Grant Thornton LLP, or GT, as our parent company’s independent auditor for the year ending December 31, 2004, subject to the requirements of Bermuda corporate law.

Under Bermuda corporate law, the independent auditor may not be removed other than by the shareholders acting at a general meeting. Moreover, Bermuda corporate law provides that a new independent auditor may be appointed only by the shareholders acting at a general meeting, except in the event of a resignation of an existing auditor. Accordingly, in order to effectuate an orderly and expeditious transition pending the annual general meeting of shareholders in June 2004, the audit committee, acting with the support of STT, requested GT to tender its resignation. GT accommodated this request and tendered its resignation on April 2, 2004.

GT’s reports on the consolidated balance sheet of our parent company and its subsidiaries as of December 31, 2003 and of our parent company’s predecessor and its subsidiaries as of December 31, 2002, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficit) and cash flows for the period from December 10, 2003 to December 31, 2003 (in the case of our parent company) and for the period from January 1, 2003 to December 9, 2003 and the years ended December 31, 2002 and 2001 (in the case of the predecessor) (collectively, the “Audited Financial Statements”) did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2002 and 2003 and through the date of disclosure relating to this issue in our parent company’s report on Form 8-K (April 2, 2004) filed with the SEC, there were no disagreements between our parent company or its predecessor and GT on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of GT, would have caused GT to make reference to the matter in connection with its reports.

As previously disclosed by our parent company in Item 15 of its predecessor’s 2002 annual report on Form 10-K and in Item 9A of our parent company’s 2003 annual report on Form 10-K filed with the SEC, GT identified to the parent company’s audit committee and management certain internal control deficiencies that GT considered to be “significant deficiencies” which, in the aggregate, constituted “material weaknesses” under standards established by the American Institute of Certified Public Accountants. In each case, GT further advised the audit committee that these internal control deficiencies did not affect GT’s unqualified report on the Audited Financial Statements.

During the fiscal years ended December 31, 2002 and 2003 and through the date of the disclosure relating to this issue in our parent company’s report on Form 8-K filed with the SEC, none of our parent company, our parent company’s predecessor or anyone acting on either’s behalf consulted Ernst & Young regarding any matter described in Item 304(a)(2)(i) or (ii) of Regulation S-K of the SEC.

GCUK Controls and Procedures

In March 2004, Grant Thornton completed an audit of GCL’s consolidated financial statements as of December 31, 2003 and for the year then ended for inclusion in GCL’s original annual report on Form 10-K filed on March 26, 2004, or GCL’s original 10-K filing. In connection with such audit, Grant Thornton identified to GCL’s Audit Committee and management certain internal control deficiencies, including in the following areas: segregation of duties within a certain subsidiary (GCUK); information systems logical access; documentation for information technology policies, procedures and standards; development of a comprehensive enterprise-wide business continuity and disaster recovery plan; dependence of a certain subsidiary (GCUK) on an outdated financial application; and customer contract files management. Grant Thornton advised the Audit Committee that they considered these internal control deficiencies in the aggregate to constitute material weaknesses in GCL’s internal control over financial reporting. Grant Thornton further advised the Audit Committee that these internal control deficiencies did not affect Grant Thornton’s unqualified report on GCL’s consolidated financial statements as of December 31, 2003 and for the year then ended included in GCL’s original 10-K filing.

While agreeing that the issues identified by Grant Thornton were deficiencies, management and the GCL Audit Committee did not regard these issues, either individually or in the aggregate, as constituting a material weakness in GCL’s internal control over financial reporting. The position of management and the GCL Audit Committee was based on their judgment that compensating controls in operation mitigated the possibility that the matters identified by Grant Thornton would adversely affect internal control over financial reporting or that such matters were inconsequential.

To address the matters identified by Grant Thornton, GCL:

•	implemented a number of additional controls at GCUK to reduce the risk from segregation of duties issues, including the separation of cash allocation and bank reconciliation activities from activities such as mail opening, check recording and check deposits;

•	consolidated all security functions under a central organization that reports directly to GCL’s chief information officer and has responsibility for security architecture and operations, audit and compliance, and physical security;

•	took additional measures to strengthen and standardize controls over access to sensitive systems and applications, including implementing new security tools and procedures;

•	made substantial progress towards the implementation of a comprehensive enterprise-wide business continuity and disaster recovery plan, including updating GCL’s business continuity handbook and developing a business continuity template to ensure plans contain complete and accurate information;

•	implemented a web-based centralized customer contract database;

•	developed and, in September 2004 tested, a contingency plan using back-up hardware and periodic software and data back-ups to ensure the continuity of certain outdated financial applications until they can be replaced in 2005; and

•	developed comprehensive documentation for information technology policies, procedures and standards and implemented these across the global information technology organization.

GCL believes that the above measures remediated the matters identified by Grant Thornton.

Three of the above issues specifically related to GCUK. These were: segregation of duties; information systems logical access; and dependence on an outdated financial application. We believe that the above measures remediated the matters identified insofar as they relate to GCUK.

In conducting their audit of the 2003 GCUK financial statements, Deloitte & Touche LLP identified what they considered to be reportable conditions involving the company’s internal control and its operations. Reportable conditions involve matters coming to the attention of the auditors relating to significant deficiencies in the design or operations of all internal controls that, in the judgment of the auditors, could adversely affect the company’s ability to record, process, summarize and report financial statements consistent with the assertions of management of the company in the financial statements. The reportable conditions identified by Deloitte & Touche related to:

•	appropriate recognition of costs on sales of dark fibers under the company’s previous accounting policy under UK GAAP;

•	adjustments to the financial statements, including adjustments to properly reflect the interest expense on certain finance leases, identified during the course of Deloitte & Touche’s 2003 UK GAAP audit rather than through the company’s own monitoring and review processes; and

•	controls over the timely and accurate reconciliation of company financial information to US GAAP.

In conducting their review of the UK GAAP financial statements for the nine months ended September 30, 2004, Ernst & Young identified control weakness. These control weaknesses related to:

•	timeliness of appropriate transfer of construction in progress to depreciable assets; and

•	adjustments to properly reflect implicit interest expense on certain finance leases.

We are currently taking, or will take, all actions necessary to remediate the above control issues, including adding accounting resources to address the reporting requirement going forward. Notwithstanding these issues, Deloitte & Touche provided an unqualified opinion on GCUK’s 2003 financial statements.

We were informed by Ernst & Young LLP that they have not yet performed an audit of GCUK in this or any other financial year, and therefore there could be other control weaknesses which may not have come to their attention. Ernst & Young LLP also informed us that they have not reviewed the status of remediation of the above mentioned control matters brought to our attention by GT and Deloitte & Touche.

In addition, as a result of the assessment of internal control over financial reporting currently being conducted by GCL to comply with Section 404 of the Sarbanes-Oxley Act of 2002, other control issues at GCUK have been identified. These issues relate to:

•	documentation for certain general ledger account reconciliations and secondary review of certain accounting entries; and

•	the need to selectively supplement accounting resources to address the ongoing reporting requirements that will result from the issuance of the notes pursuant to the GCUK debt financing.

GCL’s auditors for 2004, Ernst & Young LLP, have not yet completed their work to attest to the effectiveness of GCL’s internal control over financial reporting as of year-end 2004. Although GCL believes that it will implement any changes required to remediate any material weakness in its internal control over financial reporting, we cannot assure you in this regard or regarding Ernst & Young’s conclusions on the effectiveness of the company’s internal control over financial reporting.

Remedial Actions

Because we are a wholly owned subsidiary of GCL and, prior to the GCUK debt financing, did not have financial reporting obligations as a stand-alone company, our accounting systems were primarily established for purposes of reporting to our parent GCL to enable it to prepare its consolidated financial statements and to enable us to prepare our own statutory accounts. In anticipation of GCUK’s financial and reporting obligations as a public company and to further strengthen the finance staff to ensure that the identified control issues are fully remediated, the board of directors of GCUK and senior management of GCL directed management of GCUK to take certain remedial steps, which are currently being implemented. First, we have commenced the search for a chief financial officer for GCUK and expect to have this executive in place by the end of the first quarter of 2005 with primary responsibility for all finance and accounting functions within GCUK. Secondly, we will hire five additional full-time accounting staff members to supplement the current staff of accountants, and we have begun the process of hiring such additional accounting personnel. This addition of five new members represents a headcount increase of staff accountants of over 30%. The focus of these new resources will be external reporting, general accounting and systems analysis to strengthen internal controls. To address the near-term need to ensure sufficient resources for finance and for external reporting while the new staff are being added and trained, we will further draw on consulting services from an international audit or consulting firm to assist in meeting our reporting requirements. In addition, GCL has stated its intention to provide financial and accounting resources and personnel as needed to support GCUK during this transition period.

In anticipation of the GCUK debt financing and our reporting obligations to the holders of the GCUK notes to be issued in such debt financing, our board of directors has resolved that we will add two new directors who will be independent directors and our board has also resolved to establish an audit committee composed of a majority of independent directors. We expect to have these new directors elected to our board and to establish the audit committee within six months of the closing of the GCUK debt financing. GCL, our parent company and sole indirect shareholder, has informed us that they concur with this determination of our board.

We believe that, together with its existing resources, these steps will allow GCUK to effectively meet external reporting obligations and further strengthen our internal controls environment. As a result of US Sarbanes-Oxley requirements, we are formally documenting and assessing all of our control processes and remediating any identified control gaps.

Insurance

Our parent company generally maintains property, business interruption, general liability and related insurance coverage for the GCL group of companies for which we are named insureds. Due to issues concerning the creditworthiness of our principal insurance carrier, our parent company has advised us that it may be necessary to change insurance carriers during 2005. In addition, our parent has informed us that certain coverages not readily available in the insurance market at a reasonable price, such as terrorism and professional liability, have been allowed to lapse and are not expected to be replaced.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to various market risks arising from adverse changes in market rates and prices, such as foreign currency rates and interest rates. Our treasury activities, including an assessment of our market risks, are controlled by our treasury function and are based on policies and procedures approved by our board of directors. We do not enter into derivatives or other financial instruments to manage our exposure to these risks or for trading or speculative purposes. We have not historically engaged in hedging activities because we have not had significant liabilities in currencies other than the pound sterling (except for a non-interest-bearing inter-company loan repaid in 2003). Nor have we had significant trading activities in currencies other than the pound sterling. However, in connection with the GCUK debt financing, although we have not made a final decision, we are considering entering into hedging arrangements in respect of some or all dollar-denominated notes to be issued in the GCUK debt financing in order to hedge the effect of dollar/sterling currency fluctuations with respect to the first five years’ interest payments due on those notes. We may enter into derivative financial instruments in future periods if we believe that it is an appropriate way to manage our market risks.

Foreign Exchange Risk

We operate primarily in the United Kingdom and more than 95% of our invoices are denominated in our functional currency. In addition, substantially all of our assets and liabilities, excluding our obligations to other group companies and short-term financing, are denominated in our functional currency.

As of December 31, 2003 and September 30, 2004, we had net payables of £31.4 million and £27.3 million, respectively, in currencies other than pounds sterling. In the years ended December 31, 2003 and the nine months ended September 30, 2004, we recognized a foreign currency gain of £5.5 million and £0.9 million on our non-functional currency net payables and loans. A 10% weaker rate of sterling against the US dollar and other currencies would result in a foreign currency gain of £2.9 million and £2.5 million, respectively.

At September 30, 2004, we had £44.5 million ($80.0 million) of obligations outstanding under the STT Bridge Facility. Under the STT bridge facility, we borrowed $40.0 million on June, 2004 and $40.0 million on August 2, 2004. The amounts are payable in US dollars. A 10% weakening in sterling against the US dollar would result in a foreign currency loss of £4.9 million.

Interest Rate Risk

We are subject to interest rate risk on the our finance leases and hire purchase obligations, which were £42.9 million and £44.4 million at December 31, 2003 and September 30, 2004, respectively.

In addition, we had £44.5 million outstanding on the STT bridge facility at September 30, 2004. These borrowings bore interest at LIBOR plus approximately 9.9%. Total interest expense recognized during the nine month period ended September 30, 2004 was £1.3 million. A 1% change in LIBOR would have resulted in additional interest expense of £0.4 million.